                                                                    Exhibit 11.1

                           DAYTON SUPERIOR CORPORATION
                      EXHIBIT 11 - COMPUTATION OF EARNINGS
                     PER COMMON AND COMMON EQUIVALENT SHARE
           (Amounts in thousands, except share and per share amounts)

                                              Three Fiscal Months Ended    Six Fiscal Months Ended
                                              -------------------------    -----------------------
                                               June 28,       June 27,       June 28,    June 27,
                                                 1996          1997            1996       1997
                                              -------------------------    -----------------------
                                               (Unaudited) (Unaudited)      (Unaudited) (Unaudited)

Weighted average number of common
     shares outstanding during the period      3,517,584    5,696,432      3,404,068    5,686,648
Common equivalent shares outstanding (a)          45,210      142,214         45,210      142,818
Weighted average common and common            -------------------------    -----------------------
     equivalent shares outstanding             3,562,794    5,838,646      3,449,278    5,829,466

Income before income taxes and extraordinary
     item                                         $2,266       $2,951         $1,865       $3,111
Extraordinary item                                (2,314)           0         (2,314)           0
                                              -------------------------    -----------------------

Income (loss) per share before extraordinary
     item                                           ($48)      $2,951          ($449)      $3,111
                                              =========================    ========================
Income per share before extraordinary item         $0.64        $0.51          $0.54        $0.53
Extraordinary item                                 (0.65)        0.00          (0.67)        0.00
                                              -------------------------    -----------------------
Net income (loss) per share                       ($0.01)       $0.51         ($0.13)       $0.53
                                              =========================    ========================

Fully diluted earnings per share are not significantly different from primary earnings per share.

--------------------

Notes:

(a)  Common equivalent shares are shares issuable upon the exercise of stock options and warrants, less the shares that could be purchased with the proceeds from the exercise of the options and warrants, based on the company's average trading price for 1996 and the company's ending trading price for 1997.
